EXHIBIT 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES

The following description of registered securities of Ruth’s Hospitality Group, Inc. is intended as a summary only. As used in this “Description of Registrant’s Securities,” the terms “Company,” “we,” “our” and “us” refer to Ruth’s Hospitality Group, Inc. and do not, unless the context otherwise indicates, include our subsidiaries.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share (the “Blank Check Preferred Stock“). Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended.

Common Stock

This description of our common stock is based upon, and qualified by reference to, our Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), our Amended and Restated By-laws (our “By-laws”) and applicable provisions of Delaware corporate law (the “DGCL”). You should read our Certificate of Incorporation and By-laws, which are incorporated by reference as Exhibits 3.1 to 3.1.2 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K, of which this Exhibit 4.1 is a part, for the provisions that are important to you.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights. Unless a different vote is required by express provisions of an applicable law or otherwise stated in the Certificate of Incorporation or By-laws, a matter submitted for stockholder action generally is approved by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Other than in a contested election where directors are elected by a plurality vote, a director nominee shall be elected to the board if the votes of shares of capital stock of the Company present in person or represented by proxy at the meeting and entitled to vote in the election of directors cast “for” such nominee’s election exceed the votes of shares of capital stock of the Company present in person or represented by proxy at the meeting and entitled to vote in the election of directors cast “against” such nominee’s election (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that nominee’s election).

Dividend Rights

Subject to preferences to which holders of preferred stock may be entitled, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Liquidation Rights

If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities, and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Other Matters

Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The issued and outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Blank Check Preferred Stock

Our Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of Blank Check Preferred Stock will be available for issuance without further action by our stockholders. Our board of directors is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Blank Check Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series of Blank Check Preferred Stock, to increase or decrease (but not below the number of shares of any such series of preferred stock then outstanding) the number of shares of any such series of Blank Check Preferred Stock, and to fix the number of shares of any series of Blank Check Preferred Stock. In the event that the number of shares of any series of Blank Check Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Blank Check Preferred Stock subject to the requirements of applicable law.

Anti-Takeover Effects of Various Provisions of the DGCL, Our Certificate of Incorporation and By-laws

Provisions of the DGCL and our Certificate of Incorporation and By-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless, prior to that time: (1) the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination, or (3) upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding shares, excluding those held by officers, directors and some employee stock plans. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders. Our Certificate of Incorporation provides that, at any time during which our common stock is registered under Section 12 of the Exchange Act, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting, and that special meetings of our stockholders may be called only by a majority of our board of directors or by the chairman of the board of directors.

Advance Notice Provisions. Our By-laws provide that a stockholder must notify us in writing, within timeframes specified in the By-laws, of any stockholder nomination of a director and of any other business that the stockholder intends to bring at a meeting of stockholders.

Supermajority Provisions. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our Certificate of Incorporation and By-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal our Restated By-laws and specified charter provisions, and the affirmative vote of holders of at least 80% of our common stock will be required to amend, alter, change or repeal provisions of our Certificate of Incorporation related to corporate opportunities and transactions with Madison Dearborn Capital Partners III, LP and Madison Dearborn Partners, LLC or affiliates and investment funds of such entities (“Madison Dearborn”). See “Corporate Opportunities and Transactions with Madison Dearborn.” This requirement of a super-majority vote to approve amendments to our Certificate of Incorporation and Restated By-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Corporate Opportunities and Transactions with Madison Dearborn

Article 9 of our Certificate of Incorporation contains provisions regarding Madison Dearborn, in recognition that certain directors, officers, stockholders, members, managers and/or employees of Madison Dearborn (collectively with Madison Dearborn, the “Madison Dearborn Entities”) may serve as one or more of our directors and/or officers, and that the Madison Dearborn Entities may engage in similar activities or lines of business that we do. Our Certificate of Incorporation provides for the allocation of certain corporate opportunities between us and the Madison Dearborn Entities. In addition, our Certificate of Incorporation sets forth ways in which our directors and officers who are also directors, officers, stockholders, members, managers and/or employees of any Madison Dearborn Entity will have fully satisfied and fulfilled his or her fiduciary duty to us and our stockholders with respect to material business transactions that we may engage in with the Madison Dearborn Entities. Holders of our securities will be deemed to have received notice of and consented to these provisions of our Certificate of Incorporation. Any amendment to the foregoing provisions of our Certificate of Incorporation requires the affirmative vote of at least 80% of the voting power of all shares of our common stock then outstanding.

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